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                            UC ACQUISITION SUB, INC.

                                                                 August 10, 1999

Unilab Corporation
18448 Oxnard Street
Tarzana, CA 91356

Dear Sirs:

     Reference is made to the Agreement and Plan of Merger dated as of May 24, 1999 between UC Acquisition Sub, Inc. ("Merger Sub") and Unilab Corporation (the "Company"), as amended on July 8, 1999 and July 30, 1999 (the "Merger Agreement"). This letter is to confirm the parties' agreement that the Merger Agreement shall be amended and supplemented, effective as of the date of this letter, as follows:

1.   Roll-Over Shareholders

     a) Section 1.7(a) shall be amended and restated in its entirety as follows:

          (a) Each holder who, on or prior to the Election Date referred to in
          Section 1.7(c) below, is a record holder of shares of Company Common Stock will be entitled, with respect to all or any portion of its shares, to make an unconditional election (a "Retention Election") on or prior to the Election Date (as defined in Section 1.7(c)) to retain Retained Shares (subject to Section 1.8), on the basis hereinafter set forth, provided that, on or prior to August 31, 1999, Merger Sub shall use reasonable best efforts to convert the Merger into a merger pursuant to which all shares of Company Common Stock, other than Roll-Over Shares (as defined in Section 1.7(f)), if any, will be converted only into the right to receive the Cash Election Price in cash in the Merger (a "Conversion Decision"); provided that the foregoing shall not require Merger Sub or Parent or any of their affiliated entities to agree to any terms or provisions in connection therewith which it or they find unacceptable or which it or they believe, based on conversations with the SEC (as defined in Section 2.8), jeopardize the availability of recapitalization accounting treatment for the Merger. Upon making a Conversion Decision, Merger Sub shall promptly provide written notice thereof to the Company. In connection with such Conversion Decision, Parent and Persons affiliated or related to Parent shall continue to hold in the aggregate at least a sufficient number of shares of the capital stock of Merger Sub so that immediately following the consummation of the Merger Parent and such Persons will own at least 75% of the outstanding shares of Common Stock of the Surviving Corporation calculated on a primary basis. So long as such 75% test is satisfied, and regardless of whether a Conversion Decision is made, a portion of the equity financing to be provided by Parent for cash can, at Merger Sub's option, instead be provided by one or more third parties other than Parent for cash, in the form of either purchases of Merger Sub capital stock immediately prior to the Effective Time or purchases of



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          Company Common Stock at the Effective Time, so long as the price paid is equivalent to the Cash Election Price per share of Company Common Stock. In the event that Merger Sub makes a Conversion Decision, Sections 1.6(c)(i), 1.7(c), 1.7(d), 1.7(e), 1.8 (provided that the defined term "Retention Election Number" contained therein and the number represented thereby shall remain operative for purposes of this Agreement), 1.9(c) and 1.9(e) hereof and all references herein to the Form S-4 (as defined in Section 2.8) (except to the extent the SEC (as defined in Section 2.8) requires that a Form S-4 must be used because of the existence of Roll-Over Shares) and any obligations in connection therewith shall be deemed eliminated and have no effect, and there shall be no Form of Election and no Retained Shares. In the event of a Conversion Decision, this Agreement shall be deemed amended such that the words (i) "or Roll-Over Shares, if any," shall be inserted immediately after the phrase "other than Excluded Shares or Dissenting Shares (as defined in Section 1.6(e))" in the fourth line of Section 1.6(c) hereof and before the words "shall be converted" and
          (ii) "or Roll-Over Shares, if any" shall be inserted immediately after the words "Retained Shares" inside the parenthetical in subparagraph 1.6(c)(ii)."

     b) Section 1.7(f) shall be added to the Merger Agreement consisting of the following:

          "(f) In the event that Merger Sub makes a Conversion Decision, Merger Sub shall deliver or cause to be delivered to the Company concurrently therewith or at the time of any change in the number or identity of Roll-Over Shares (i) agreements or undertakings between stockholders of the Company designated by Merger Sub (the "Roll-Over Stockholders") whose shares of Company Common Stock shall remain outstanding following the Effective Time and Parent, Kelso (as defined in Section 8.8), Merger Sub or the Company to the effect that such Roll-Over Stockholders have agreed that all or a specified portion of their shares of Company Common Stock (such designated shares, "Roll-Over Shares") shall remain outstanding pursuant to the Merger in lieu of being converted into the right to receive what the Common Stock Merger Consideration would otherwise consist of, in an aggregate number of shares sufficient to provide that the number of Roll-Over Shares shall be not less than the Retention Election Number (as defined in Section 1.8(a)) or (ii) in the event that there are no Roll-Over Shares or that the number of Roll-Over Shares is less than the Retention Election Number, commitment letters for equity financing from one or more third parties in a form reasonably satisfactory to the Company (it being agreed that the form of the Kelso Equity Letter (as defined in Section 2.5) is reasonably satisfactory to the Company) for an aggregate amount (the "Shortfall Amount") equal to the product of (x) the excess, if positive, of the Retention Election Number over the number of Roll-Over Shares, if any, and (y) the Cash Election Price; provided that Merger Sub in its discretion may replace any stockholder theretofore designated as a Roll-Over Stockholder or any shares of Company Common Stock theretofore designated as Roll-Over Shares with another stockholder and/or other shares prior to the Effective Time; and provided further that Merger Sub in its discretion may, prior to the Effective Time, eliminate from the category of Roll-Over Shares (and


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          not replace as Roll-Over Shares) any shares that had been theretofore designated as Roll-Over Shares. In the event that at any time on or after a Conversion Decision is made the number of Roll-Over Shares is less than the Retention Election Number, then the amount of "Equity Financing" (as defined in Section 2.5) shall be increased as provided for in such definition. If a Conversion Decision is made, each Roll-Over Share shall remain outstanding as one fully paid and nonassessable share of Common Stock of the Surviving Corporation (such consideration, the "Roll-Over Consideration") and references to "Merger Consideration" in this Agreement shall include the Roll-Over Consideration unless the context indicates otherwise. In the event that no Conversion Decision is made, there shall be no Shortfall Amount and no Roll-Over Shares. Notwithstanding anything to the contrary contained herein, (i) the number of Roll-Over Shares, other than Roll-Over Shares held by employees of the Company, shall not exceed ten percent (10%) of the number of shares of Company Common Stock outstanding on the date hereof, (ii) the number of Roll-Over Shares owned by affiliates of the Company shall not exceed five percent (5%) of the number of shares Company Common Stock outstanding on the date hereof, (iii) all Roll-Over Stockholders, other than not more than thirty-five (35) employees and Persons deemed to be excluded purchasers pursuant to Rule 501(e) under the Securities Act (as defined in Section 2.4(b)) by virtue of their relationship with any of such employees, shall be "Accredited Investors" under the Securities Act and the rules and regulations thereunder and (iv) no more than six Roll-Over Stockholders will consist of Persons who are not employees of the Company; provided that, for purposes of the foregoing clause
          (iv), affiliates and associates of any Person shall not be counted separately from such Person."

     c) A new Section 1.9(k) shall be added to the Merger Agreement consisting of the following:

          "(k) Notwithstanding anything to the contrary contained in this Agreement (including the penultimate sentence of Section 1.9(b)), certificates representing Roll-Over Shares shall not be delivered or surrendered to the Exchange Agent upon consummation of the Merger and shall remain outstanding and represent shares of Common Stock of the Surviving Corporation subject to all rights, powers, privileges and preferences of such shares."

2. Options

     a) The following shall be added at the end and as part of the sentence constituting Section 1.10(a): "; provided that, with respect to any Option as Merger Sub, Parent or Kelso shall determine prior to the Effective Time (and with the applicable optionee's consent), such Option shall, in lieu of being cancelled pursuant to the foregoing, remain outstanding on such terms (which, subject to the following provisos, may vary from optionee to optionee, including as to the number of shares of Common Stock of the Surviving Corporation into which such Options are exercisable and the exercise price thereof) as Merger Sub, Parent or


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          Kelso, as the case may be, and the applicable optionee shall decide
          (each such Option, a "Roll-Over Option"); provided further that with respect to Roll-Over Options of any particular optionee, the aggregate spread of the Cash Election Price over the exercise price of such Roll-Over Options, after giving effect to the foregoing proviso, shall remain equal to the aggregate spread of the Cash Election Price over the exercise price of such Roll-Over Options prior to giving such effect; and provided further that in no event shall the exercise price of any Roll-Over Option, after giving effect to any amendment thereto, be less than 25% of the Cash Election Price."

     b)   Section 2.5 shall be amended and/or supplemented as follows:

          The words "minus the After-Tax Roll-Over Amount (as defined below) plus additional cash equity financing from third parties in the amount of any Shortfall Amount, if any" shall be inserted after "$139,500,000" and before the parenthetical "(the "Equity Financing")" in the third line of Section 2.5.

          The following sentences shall be added to the end of Section 2.5 after the last sentence thereof: "The "After-Tax Roll-Over Amount" shall mean an amount in dollars equal to the sum of (i) the product of (x) the excess, if positive, of the number of Roll-Over Shares over the Retention Election Number and (y) the Cash Election Price and (ii) the product of (x) .58 and (y) the aggregate spread (equal to the excess of Cash Election Price over the exercise price) of all Roll-Over Options. The Commitment Letter with respect to the equity financing delivered by Kelso (the "Kelso Equity Letter") shall be deemed amended such that the reference therein to "$139,500,000" shall instead refer to such amount in dollars as equals $139,500,000 minus the After-Tax Roll-Over Amount.

     c)   Section 6.3(f) shall be deleted and replaced by the following:

          "(f) At the Effective Time, all Options issued and outstanding under the Options Plans or otherwise shall either (i) have been cashed out and cancelled or (ii) remain outstanding to acquire shares of Common Stock of the Surviving Corporation on terms acceptable to Merger Sub, in all cases in accordance with Section 1.10(a) hereof."

3. Additional Equity

          Section 5.11(d) shall be added to the Merger Agreement consisting of the following:

          "(d) If Kelso or any of its affiliates are required to provide additional equity financing to the Company or the Surviving Corporation pursuant to the terms of any bank credit agreement or any other agreement with other sources of financing or in connection with any refinancing of indebtedness of the Surviving Corporation, Kelso or any such affiliate or any other persons in connection


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          therewith shall be entitled to purchase Common Stock of the Surviving
          Corporation in connection therewith for an amount per share not greater than the Cash Election Price, subject to adjustment by reason of any stock split, dividend or similar transaction after the Effective Time."

4. Survival

          Section 8.1 shall be amended and restated in its entirety as follows:

          "The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or the termination of this Agreement pursuant to Section 7.1, as the case may be, except that the agreements set forth in Article I and Sections 5.8, 5.9 and 8.8 shall survive the Effective Time indefinitely and those set forth in Sections 5.5(b), 5.5(c), 7.2(b) and 8.3 and in the fifth, sixth and seventh sentences of Section 5.11(c) shall survive termination indefinitely."



                                        Very truly yours,

                                        UC Acquisition Sub, Inc.



                                        By: /s/ James J. Connors, II
                                            ------------------------------
                                            Name:  James J. Connors, II
                                            Title: Vice President

Agreed to as of the date written above:

Unilab Corporation

By: /s/ Mark L. Bibi
    ------------------------------
    Name:  Mark L. Bibi
    Title: Executive Vice President